UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LSB CORPORATION
(Exact name of registrant as specified in its charter)
Massachusetts
(State or other jurisdiction of incorporation or organization)
04-3557612
(I.R.S. Employer Identification No.)
30 Massachusetts Avenue
North Andover, Massachusetts 01845
(978) 725-7500
(Address, including zip code, and telephone number of registrant’s principal executive offices)

Gerald T. Mulligan
President and Chief Executive Officer
LSB Corporation
30 Massachusetts Avenue
North Andover, Massachusetts 01845
(978) 725-7500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Michael K. Krebs, Esq.
Nutter McClennen & Fish LLP
155 Seaport Boulevard
Boston, MA 02210
(617) 439-2000

Approximate date of commencement of proposed sale to the public:  From time to time on or after the effective date of this Registration Statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☑

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered(1)	Registered(2)	Price Per Share(3)	Offering Price(3)	Fee
Common Stock, par value $.10 per share	400,000	$9.65	$3,860,000	$215.39

(1)	The rights are attached to the Common Stock and are issued pursuant to the terms of the registrant’s Renewed Rights Agreement dated effective December 19, 2006, as amended. Until the occurrence of certain events, the rights will not be exercisable and will be transferable with and only with the Common Stock. Because no separate consideration is to be paid for the rights, the registration fee for the rights is included in the registration fee for the Common Stock.

(2)	Pursuant to Rule 416(a), this registration statement also registers an indeterminate number of additional shares of common stock as may be issued with respect to the shares registered hereunder from time to time as a result of stock splits, stock dividends or similar transactions.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 based upon the average of the high and low sale prices reported on The Nasdaq National Market on May 28, 2009.

PROSPECTUS

LSB CORPORATION

DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN

We are offering 400,000 shares of our common stock to our stockholders through our Dividend Reinvestment and Common Stock Purchase Plan (the “Plan”). The Plan provides you with an economical and convenient way to purchase shares of our common stock. Our stock is traded on the Nasdaq Global Market under the symbol “LSBX”. Prices of the common stock are reported in The Wall Street Journal as “LSB Corp”.

The Plan is open only to stockholders of record of our common stock.

Some of the significant features of the Plan are:

•	You may purchase shares of common stock by automatically reinvesting all or a portion of your cash dividends received on our common stock.

•	You may also purchase additional shares of common stock at current market prices by making optional cash payments of $50 to $10,000 each month. Optional cash payments may be made by check or money order.

•	You can decide whether or not to participate in the Plan, and you may terminate your participation at any time.

•	The Plan Administrator is Computershare Trust Company, N.A. Plan participants may access the Plan’s features through the Administrator’s Internet website at www.computershare.com/investor.

•	The Plan Administrator will purchase shares of our common stock under the Plan directly from us, in the open market, in privately negotiated transactions with third parties, or in a combination of any of the above. The Company will elect from time to time whether to sell shares of common stock under the Plan.

•	Except in the case where shares of common stock are purchased under the Plan pursuant to the Company’s waiver of the $10,000 limit on optional share purchases, the purchase price for shares of common stock that you purchase through the Plan will be:

•	the average closing market price of the Company’s common stock as quoted on The Nasdaq Global Market on the three (3) trading days immediately preceding the applicable monthly investment date, for shares of common stock that you purchase through the Plan directly from us; and

•	the weighted average price per share that the Plan Administrator paid for all common stock purchased for the applicable monthly investment date, for shares of common stock that you purchase through the Plan that are acquired in the open market or in privately negotiated transactions with third parties.

•	When shares of common stock are purchased under the Plan pursuant to the Company’s waiver of the $10,000 limit on optional share purchases, the purchase price to you for shares of common stock that you purchase through the Plan will be equal to the average closing market price of LSB’s common stock as quoted on The Nasdaq Global Market for each trading day during the pricing period, as described in more detail elsewhere in this prospectus. See “The Plan — Question 16 — What is the price I will pay and what will be the investment date for cash investments of more than $10,000?” below.

Investing in our common stock involves risks. You should read the section titled “Risk Factors” beginning on page 3 before enrolling in the Plan or purchasing any shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 2, 2009.

SUMMARY

About LSB Corporation

LSB Corporation (“LSB,” the “Company” or “us”) is a one bank-holding company principally conducting business through its subsidiary, River Bank (the “Bank”). The Company’s common stock is currently traded on the Nasdaq Global Market under the symbol “LSBX”. Prices of the common stock are reported in The Wall Street Journal as “LSB Corp”.

The Bank is a Massachusetts-chartered savings bank that was established in 1868 and converted from mutual to stock form in 1986.

Additional information regarding the Company, including our audited financial statements and a more detailed description of the Company and the Bank, is contained in the documents incorporated by reference in this prospectus. See “Where you can find more information” and “Incorporation of certain documents by reference” on page 24.

About the Plan

The following summary of our Dividend Reinvestment and Common Stock Purchase Plan does not include all of the information that may be important to you. You should carefully read the entire text of the Plan contained in this prospectus before you decide to participate in the Plan.

ELIGIBILITY AND ENROLLMENT:	You can participate in the Plan if you currently own shares of Company common stock by submitting a completed Enrollment Application. You may obtain an Enrollment Application from the Plan Administrator. You may participate directly in the Plan only if you hold your common stock in your own name.

REINVESTMENT OF DIVIDENDS:	You can reinvest all cash dividends you receive on all of your shares of our common stock. Alternatively, you may elect to reinvest all of the dividends you receive on a specified number of your shares. You will be able to purchase additional shares of common stock by reinvesting your dividends, without paying fees.

OPTIONAL CASH INVESTMENTS:	After you enroll in the Plan, you can buy additional shares of common stock without paying fees. You can invest a minimum of $50 and up to a maximum of $10,000 each calendar month. You must reinvest a portion of your cash dividends through the Plan in order to exercise the optional cash investment feature.

The Company expects that it will waive from time to time the maximum optional purchase limit. See “The Plan — Question 16 — What is the price I will pay and what will be the investment date for cash investments of more than $10,000?” below.

SOURCE OF SHARES:	The administrator of the Plan will purchase shares of common stock in one of four ways:

• directly from us;

• in the open market;

• in privately negotiated transactions with third parties; or

• a combination of any of the above.

PURCHASE PRICE:	The purchase price of shares of common stock under the Plan depends on whether the Plan Administrator purchases shares directly from us, in the open market or in privately negotiated transactions with third parties.

  • For shares purchased directly from us, the price you pay will be the average of the closing bid prices for our common stock as quoted through The Nasdaq National Market for the three trading days immediately preceding the monthly investment date.

  • For shares purchased in the open market or in privately negotiated transactions with third parties, the price you pay will be the weighted average of the actual prices the Plan Administrator pays for all of the common stock purchased for the applicable monthly investment date.

  • For shares purchased through a combination of the above methods, the price you pay will be the weighted average of the respective prices determined as set forth above for all of the common stock purchased for the applicable monthly investment date.

TRACKING YOUR INVESTMENT:	You will receive periodic statements of the transactions made in your Plan account. These statements will provide you with details of the transactions and will indicate the common share balance in your Plan account.

ADMINISTRATION:	Computershare Trust Company, N.A. serves as the administrator of the Plan. You can contact the Plan Administrator as follows:

Telephone: (800) 254-5196

Internet: www.computershare.com/investor

Mail: Computershare Trust Company, N.A. P.O. Box 43078 Providence, RI 02940-3078

CONTACTING US:	You can write to us at the following address:

LSB Corporation Investor Relations 30 Massachusetts Avenue North Andover, MA 01845-3460

You can also telephone Cynthia J. Milne of the Investor Relations Department at (978) 725-7553.

RISK FACTORS

Certain risks involved in investing in the common stock offered under this prospectus are described below. You should carefully consider each of the following factors and all of the information both in this prospectus and in the other documents we have filed with the SEC, including those that are incorporated in this prospectus by reference. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Changes in interest rates could adversely impact the Company’s financial condition and results of operations.  The Company’s ability to make a profit, like that of most financial institutions, substantially depends upon its net interest income, which is the difference between the interest income earned on interest earning assets, such as loans and investment securities, and the interest expense paid on interest-bearing liabilities, such as deposits and borrowings. However, certain assets and liabilities may react differently to changes in market interest rates. Further, interest rates on some types of assets and liabilities may fluctuate prior to changes in broader market interest rates, while rates on other types of assets may lag behind. Additionally, some assets such as adjustable-rate mortgages have features and rate caps which restrict changes in their interest rates.

Factors such as inflation, recession, unemployment, fluctuations in the money supply, global disorder such as that experienced as a result of the terrorist activity on September 11, 2001, instability in domestic and foreign financial markets, and other factors beyond the Company’s control may affect interest rates. Changes in market interest rates will also affect the level of voluntary prepayments on loans and the receipt of payments on mortgage-backed securities, resulting in the receipt of proceeds that may have to be reinvested at a lower rate than the loan or mortgage-backed security being prepaid. Although the Company pursues an asset-liability management strategy designed to control its risk from changes in market interest rates, changes in interest rates can still have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows. For example, if rates paid on deposits and borrowings reprice more quickly than the assets in a rising interest rate environment, the Company would experience a compression of its net interest spread and net interest margin. Alternatively, in a declining interest rate environment, if assets reprice more quickly than its liabilities, net interest margin compression would occur.

If the Company has higher loan losses than it has allowed for, its earnings could materially decrease.  The Company’s loan customers may not repay loans according to their terms, and the collateral securing the payment of loans may be insufficient to assure repayment. The Company may therefore experience significant credit losses which could have a material adverse effect on its operating results. The Company makes various assumptions and judgments about the collectibility of its loan portfolio, including the creditworthiness of borrowers and the value of the real estate and other assets serving as collateral for the repayment of loans. In determining the size of the allowance for loan losses, the Company relies on its experience and its evaluation of economic conditions. If one or more of the assumptions prove to be incorrect, its current allowance for loan losses may not be sufficient to cover losses inherent in its loan portfolio and adjustment may be necessary to allow for different economic conditions or adverse developments in its loan portfolio. Consequently, a problem with one or more loans could require the Company to significantly increase the level of its provision for loan losses. In addition, federal and state regulators periodically review the Company’s allowance for loan losses and may require it to increase its provision for loan losses or recognize further loan charge-offs. Material additions to the allowance would materially reduce the Company’s net income and could adversely affect its financial condition. Moreover, when a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current period interest income.

A significant amount of the Company’s loans are concentrated in northeastern Massachusetts and southern New Hampshire, and adverse conditions in this area could negatively impact its operations.  Substantially all of the loans the Company originates are secured by properties located in or are made to businesses which operate in northeastern Massachusetts or southern New Hampshire. Because of the current concentration of the Company’s loan origination activities in northeastern Massachusetts and southern New Hampshire, in the event of adverse economic conditions, downward pressure on housing prices, political or business developments or natural hazards adversely affecting northeastern Massachusetts or southern

New Hampshire and the ability of property owners and businesses in that area to make payments of principal and interest on the underlying loans, could cause the Company to experience higher rates of loss and delinquency on its loans than if its loans were more geographically diversified. Additionally, a decline in real estate values generally, or in northeastern Massachusetts and southern New Hampshire specifically, could cause some of our real estate loans to become inadequately collateralized, which would expose the Company to a greater risk of loss. Additionally, a decline in real estate values could result in a decline in the origination of such loans. Such higher rates of loss and delinquency and declines in real estate values could have a material adverse effect on the Company’s results of operations or financial condition.

The Company operates in a highly regulated environment and may be adversely impacted by changes in law and regulations.  The Company is subject to extensive regulation, supervision and examination. Due to the current economic climate, we may face increased regulation of our industry. Compliance with such regulation may increase our costs and limit our ability to pursue business opportunities. Any change in the laws or regulations or failure by the Company to comply with applicable law and regulation, or change in regulators’ supervisory policies or examination procedures, whether by the Division, the FDIC, the FRB, other state or federal regulators, the United States Congress, or the Massachusetts legislature could have a material adverse effect on the Company’s business, financial condition, results of operations, and cash flows.

The Company’s FDIC premiums have materially increased and could continue to do so, which could materially affect the Company’s earnings.  FDIC insurance premiums would have been $230,000 in 2008, however the Company was able to apply credits of $175,000 resulting in a net expense of $55,000. In December, 2008, the FDIC board approved a 7 basis points (“bps”) increase in premiums charged to banks for deposit insurance, boosting the rate to between 12 cents and 50 cents per $100 of domestic deposits from a range of five cents to 43 cents due to market developments that have significantly depleted the insurance fund of the FDIC and reduced the ratio of reserves to insured deposits. On May 22, 2009, the FDIC adopted a final rule that allows it to charge banks a special assessment of 5 bps on each insured institution’s assets minus Tier 1 capital as of June 30, 2009, subject to certain limitations, to replenish the deposit insurance fund. This special assessment will be collected in the third quarter of 2009. Additionally, beginning April 1, 2009, the FDIC increased its base fees on insured deposits, the combination of which would increase the Company’s 2009 deposit insurance premiums to approximately $1.2 million. There can be no assurance that the Company’s FDIC premiums will not increase further and, if so, that its earnings would not materially decrease as a result.

The impact on the Company of recently enacted legislation, in particular the Emergency Economic Stabilization Act of 2008 and the American Recovery and Reinvestment Act of 2009 and their implementing regulations as well as the President’s Financial Stability Plan, and the Company’s participation in programs thereunder, cannot be predicted at this time.  Beginning in the fourth quarter of 2008, the U.S. government has responded to the ongoing financial crisis and economic slowdown by enacting new legislation and expanding or establishing a number of programs and initiatives. The Treasury, the FDIC and the Federal Reserve Board each have developed programs and facilities, including the TARP Capital Purchase Program and other efforts designed to increase inter-bank lending, improve funding for consumer receivables and restore consumer and counterparty confidence in the banking sector. In addition, the ARRA is intended to expand and establish government spending programs and provide tax cuts to stimulate the economy. Congress and the U.S. government continue to evaluate and develop various programs and initiatives designed to stabilize the financial and housing markets and stimulate the economy, including the Treasury’s recently announced Financial Stability Plan and the government’s recently announced foreclosure prevention program. The Company has participated in the CPP, but has opted not the participate in the FDIC’s Temporary Liquidity Guarantee Program. The effects of participating or not participating in any such programs and the extent of the Company’s participation in such programs cannot be determined at this time.

The impact of further contemplated legislative and regulatory changes cannot be predicted at this time.  The Obama Administration and Congress are actively considering a broad restructuring of the regulatory landscape for financial institutions. On March 5, 2009, House Financial Services Committee Chairman Barney Frank issued the following statement, “While we will continue to work with the Obama Administration on stabilization, it is now essential that we continue work on our reform agenda and address the need for financial regulatory restructuring to diminish systemic risk and to enhance market integrity.” The Company cannot reliably predict at this time whether any of these legislative initiatives will be enacted, and if so, what impact, if any, it would have on the Company’s financial condition, operating results or business.

The terms governing the issuance of the Preferred Stock to the Treasury may be changed, the effect of which may have an adverse effect on the Company’s operations.  The Securities Purchase Agreement that the Company entered into with the Treasury provides that the Treasury may unilaterally amend any provision of the agreement to the extent required to comply with any change in applicable federal statutes that may occur in the future. The ARRA placed more stringent limits on executive compensation than were applicable at the time the Company entered into the Securities Purchase Agreement, including a prohibition on the payment of bonuses and severance to certain officers and a requirement that compensation paid to our executives be presented annually to stockholders in a “non-binding” vote. There can be no assurance that further changes in the terms of the transaction will not occur in the future. Such changes may place further restrictions on the Company’s business or results of operation, which may adversely affect the market price of its common stock.

The Company has strong competition within its market area which may limit the Company’s growth and profitability.  The Company faces significant competition both in attracting deposits and in the origination of loans. Commercial banks, credit unions, savings banks and savings and loan associations operating in our primary market area have historically provided most of our competition for deposits. Mutual funds and internet-only bank providers contribute additional competition in the quest for deposits. Competition for the origination of real estate and other loans comes from other commercial, savings and cooperative banks, thrift institutions, insurance companies, finance companies, other institutional lenders and mortgage companies.

The success of the Company is dependent on retaining certain key personnel or attracting and retaining additional, qualified personnel.  The Company’s performance is largely dependent on the talents and efforts of highly skilled individuals. The Company relies on key personnel, including executive officers, to manage and operate its business, including major revenue generating functions such as loan and deposit generation. The loss of key staff may adversely affect the Company’s ability to maintain and manage these functions effectively, which could negatively affect the Company’s revenues. In addition, loss of key personnel could result in increased recruiting and hiring expenses, which could cause a decrease in the Company’s net income. The Company’s continued ability to compete effectively depends on its ability to attract new employees and to retain and motivate its existing employees.

The limitations on executive compensation imposed through the Company’s participation in the Capital Purchase Program may restrict its ability to attract, retain and motivate key employees, which could adversely affect our operations.  As part of the CPP transaction, the Company agreed to be bound by certain executive compensation restrictions, including limitations on severance payments and the clawback of any bonus and incentive compensation that were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria. Subsequent to the issuance of the Senior Preferred, the ARRA imposed more stringent limitations on severance pay and the payment of bonuses. To the extent that these compensation restrictions do not permit the Company to provide a comprehensive compensation package to our key employees that is competitive in its market area, the Company may have difficulty in attracting, retaining and motivating key employees, which could have an adverse effect on the Company’s results of operations.

The Company continues to encounter technological change, and may have fewer resources than many of its larger competitors to continue to invest in technological improvements.  The financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to serve their customers better and to reduce costs. The Company’s success will depend, in part, upon its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience, as well as to create additional efficiencies in its operations. Many of the Company’s larger competitors have substantially greater resources to invest in technological improvements. The Company may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to its customers.

The Company relies on dividends from the Bank for substantially all of its revenue.  The Company is a separate and distinct legal entity from the Bank. It receives substantially all of its revenue from dividends paid by the Bank. These dividends are the principal source of funds used to pay dividends on the Company’s common stock. Various federal and state laws and regulations limit the amount of dividends that the Bank may pay to the Company. If the Bank is unable to pay dividends to the Company, then the Company will be unable to pay its obligations or pay dividends on the Company’s common stock. The inability to receive dividends from the Bank could have a material adverse effect on the Company’s business, financial condition, results of operations and cash flow, and on the Company’s ability to pay dividends to its stockholders.

Market fluctuations and changes in interest rates have had, and may continue to have, significant and negative effects on the Company’s investment portfolio and stockholders’ equity.  The Company’s results of operations depend in part on the performance of its invested assets. The Company had an investment portfolio with a fair value of $249.9 million at March 31, 2009, that is subject to:

•	market value risk, which is the risk that invested assets will decrease in value due to a change in the prevailing market yields on our investments, an unfavorable change in the liquidity of an investment or an unfavorable change in the financial prospects or a downgrade in the credit rating of the issuer of an investment or one or more other factors;

•	reinvestment risk, which is the risk that interest rates will decline, an investment will be redeemed and the Company will not be able to reinvest the proceeds in a comparable investment that provides a yield equal to or greater than the investment which was redeemed; and

•	liquidity risk, which is the risk that the Company may have to sell assets at an undesirable time and/or price to provide funds for its business.

If the Company’s investment portfolio were to be impaired by market or issuer-specific conditions to a substantial degree, its liquidity, financial position and operating results could be materially adversely affected.

Management may assess a decline in fair value as being temporary when in fact it is other-than-temporary and, consequently, not charge the impairment to the Company’s earnings, which could have a significant impact on its future operating results.  The carrying values of investment securities available for sale are derived from market prices supplied by the Company’s investment custodian or, when no price is provided by the custodian, from a third party valuation. Fair value is based on quoted market prices. Unrealized investment gains and losses on such securities, to the extent that there is no “other-than-temporary impairment” of value, are credited or charged, net of any tax effect, to a separate component of stockholders’ equity, known as “net accumulated other comprehensive income (loss),” until realized.

If a security is deemed other-than-temporarily impaired, management would adjust the security’s cost basis to fair value through a realized loss on the income statement. After a security has been written down for an other-than-temporary impairment, the new cost basis is used thereafter to determine the amount of any unrealized holding gains and losses which are credited or charged, net of any tax effect, to net accumulated other comprehensive income (loss), until realized.

Management considers available evidence in evaluating whether unrealized losses on individual securities are other-than-temporary. This evaluation often involves estimating the outcome of future events and judgment is required in determining whether factors exist that indicate that an impairment loss has been incurred at the date of the financial statements. These factors are both subjective and objective and include knowledge and experience about past and current events and assumptions about future events. Management’s knowledge about past and current events regarding a security and its issuer may be incomplete, or its assumptions about future events regarding a security and its issue may prove to be incorrect. Accordingly, there is a risk that management may assess a decline in fair value as being temporary when in fact it is other-than-temporary, or subsequent events occur that cause management to conclude that a decline in fair value is other than temporary, resulting in an impairment charge that could have a significant impact on the Company’s future operating results and financial condition.

When the Company becomes subject to the full SEC requirements under Section 404 of the Sarbanes-Oxley Act of 2002, it will likely incur significant costs in connection with first providing internal control reports.  Under current SEC regulations, as a “smaller reporting company” under the federal securities laws, the Company became subject to the management reporting component for its year ended December 31, 2007 and will become subject to the outside auditors’ attestation component of Section 404 of the Sarbanes-Oxley Act of 2002 for its year ending December 31, 2009. Section 404 requires that the Company prepare a management report on its internal control over financial reporting and obtain an attestation on that report from its auditors in connection with its most recent consolidated financial statements included with its annual report. During the past several years, many SEC reporting companies have incurred significant costs in connection with first providing internal control reports. The Company will likely incur significant costs in connection with obtaining the outside auditors’ attestation report of the Company’s internal control reports. If the Company does incur such costs, the costs could have an adverse effect on the Company’s results of operations.

When the Company becomes subject to the full SEC requirements under Section 404 of the Sarbanes-Oxley Act of 2002, if its internal control reports disclose significant deficiencies or material weaknesses, its stockholders and lenders could lose confidence in its financial reporting, which would likely harm the trading price of its stock, its access to additional capital, and its liquidity.  During the past several years, various SEC reporting companies, when first providing internal control reports, disclosed significant deficiencies or material weaknesses in their internal control over financial reporting. If the Company’s internal control reports disclose material weaknesses, the Company’s stockholders could lose confidence in its financial reporting, which would likely harm the trading price of its stock, its access to additional capital, and its liquidity.

If the Company’s investment in the Federal Home Loan Bank of Boston becomes impaired, its earnings and stockholders’ equity could decrease.  The Company is required to own common stock of the FHLBB to qualify for membership in the Federal Home Loan Bank System and to be eligible to borrow funds under the FHLBB’s advance program. The aggregate cost and fair value of the Company’s FHLBB common stock as of March 31, 2009 was $11.8 million based on its cost. FHLBB common stock is not a marketable security. On April 20, 2009, the FHLBB filed its Annual Report on Form 10-K, which showed a net loss of $115.8 million for the year ended December 31, 2008, primarily attributable to $381.7 million in charges related to the other-than-temporary impairment of certain private-label mortgage-backed securities as of December 31, 2008. Further, the FHLBB suspended dividends on its common stock for the quarter ended December 31, 2008, and has disclosed that, based on current information, dividend payments on its common stock in 2009 are unlikely. These and other developments could put into question whether the fair value of FHLBB common stock owned by the Company was less than its carrying value. Consequently, the Company believes that there is a risk that its investment in FHLBB common stock could be deemed impaired at some time in the future, and, if this occurs, it would cause the Company’s earnings and stockholders’ equity to decrease by the amount of the impairment charge.

The tightening of available liquidity could limit the Company’s ability to replace deposits and fund loan demand, which could adversely affect its earnings and capital levels.  A tightening of the credit market and the inability to obtain adequate money to replace deposits and fund continued loan growth may negatively affect asset growth and therefore, earnings capability and capital levels. In addition to any deposit growth, maturity of investment securities and loan payments, we rely on certain wholesale funding sources and uncommitted FHLBB advances to fund loans and replace deposits. In the event of a further downturn in the economy, these additional funding sources could be negatively affected which could limit the funds available to the Company. FHLBB has publicly disclosed that, over time, current market trends may have a negative impact on FHLBB’s own liquidity. Further, the twelve Federal Home Loan Banks are jointly and severally liable for each other’s debt, which means that the FHLBB’s liquidity could be adversely affected by losses, capital weaknesses or other financial problems at one or more of other regional Federal Home Loan Banks. The Company’s liquidity position would be significantly constrained if we were unable to access funds from the FHLBB or other funding sources.

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus, or incorporated by reference into this prospectus, are forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934 as amended) that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the Company, projected or anticipated benefits, or events related to other future developments involving the Company or the industry in which it operates. Also, when verbs in the present tense such as “believes,” “expects,” “anticipates,” “continues,” “attempts” or similar expressions are used, forward-looking statements are being made. For example, the amounts of and statements regarding the adequacy of the Company’s provision and allowance for loan losses, which reflect management’s estimates of the likelihood and magnitude of future losses in the loan portfolio of the Company’s subsidiary bank, are “forward looking statements.” Investors should note that many factors, some of which are discussed elsewhere in this document and in the documents which we incorporate by reference, could affect the future financial results of the Company and could cause results to differ materially from those expressed or implied by these forward-looking statements. Those factors include fluctuations in interest rates, disruptions in credit markets, inflation, changes in the regulatory environment, government regulations and changes in regional and local economic conditions, including changes in real estate conditions in the Company’s lending area and changes in loan defaults and charge-off rates, and changes in the competitive environment in the geographic and business areas in which the Company conducts its operations. As a result of such risks and uncertainties, the Company’s actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and others are described elsewhere in this prospectus, including particularly under the caption “Risk Factors.” The Company does not undertake, and specifically disclaims any obligation to publicly release revisions to any such forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

THE PLAN

The text of the Dividend Reinvestment and Common Stock Purchase Plan of LSB Corporation (the “Plan”) is set forth below in its entirety. The Plan is written in a simple question and answer format. We expect to continue to pay quarterly dividends on shares of our common stock in the future. We cannot assure you, however, that we will definitely pay dividends in the future. If you are a stockholder and do not participate in this Plan, you will continue to receive cash dividends, if and as declared, in the usual manner as we declare and pay them.

The Plan is designed for long-term investors who wish to invest and build their share ownership over time. The Plan is not intended to provide holders of shares of common stock with a mechanism for generating assured short-term profits through rapid turnover of shares acquired at a discount. The Plan’s intended purpose precludes any person, organization or other entity from establishing a series of related accounts for the purpose of conducting arbitrage operations and/or exceeding the optional monthly cash investment limit. We accordingly reserve the right to modify, suspend or terminate participation by a stockholder who is using the Plan for purposes inconsistent with its intended purpose.

Purpose

1.  What is the purpose of the Plan?

The purpose of the Plan is to provide owners of our common stock with a convenient and economical method to invest cash dividends paid on shares of LSB common stock, as well as optional cash payments, in additional shares of LSB common stock, without payment of any brokerage commission or service charge.

Advantages and Disadvantages

2.  What are the advantages of the Plan?

•	You can reinvest cash dividends paid on your shares of common stock in additional shares automatically.

•	You may purchase additional shares of common stock by making optional cash payments of at least $50 and not exceeding $10,000 per calendar month. As more fully explained in Questions 15 and 16 below, optional cash payments may be made by check or direct debit from a U.S. bank account.

•	You will not pay any commission or service charge in connection with purchases under the Plan.

•	Full investment of dividends is possible under the Plan because the Plan permits fractions of shares, as well as full shares, to be credited to your account. In addition, dividends on fractions of shares, as well as full shares, in your Plan account will be credited to such account.

•	The Plan provides for simplified record keeping and regular statements of account for shares credited under the Plan.

•	You can deposit your stock certificate(s) representing shares of our common stock for safekeeping with the Plan Administrator. See “Question 20 — What is safekeeping of certificates and how do I submit my certificates?” below for more information.

•	Shares held in your Plan account may be sold directly without the issuance of physical certificates or the involvement of a broker.

•	You may deposit some or all of the shares of LSB common stock currently held by you in stock certificate form into your Plan account for safekeeping or for sale.

•	You may withdraw some or all of your shares held in your Plan account and request to receive a certificate at any time.

•	Unless you are participating through your bank, broker or nominee, you can execute many of your Plan transactions online via the Plan Administrator’s website at www.computershare.com/investor. The information on the Plan Administrator’s website is not part of this prospectus. See instructions below describing how to purchase and sell shares for more information. Refer to “Question 10 — Are there fees associated with participation in the Plan?” below for details on fees charged for these transactions and services.

•	We may offer discounts ranging from 0% to 5%. At our discretion, the discount may be offered at variable rates on one, all or a combination of the sources of investments, or not at all.

3.  What are the disadvantages of the Plan?

•	All dividends paid on shares credited to your account under the Plan must be reinvested under the Plan.

•	We will not pay you any interest on optional cash payments held by the Plan Administrator before the monthly investment date.

•	If you send us money to buy stock through the Plan, we will return that money to you, without interest, if it is below the minimum amount allowed. We will also return to you, without interest, money you send that is above the maximum amount allowed.

•	If the shares that you purchase under the Plan are purchased directly from us, we will not determine the purchase price until the applicable monthly investment date. As a result, you will not know the actual price per share or number of shares you will purchase until that date.

•	If the shares that you purchase under the Plan are purchased in the open market or negotiated transactions with third parties, we will not determine the purchase price until the required number of shares have been acquired and the resultant weighted average purchase price has been calculated.

•	If you decide to make optional cash investments through the Plan, your cash payment may be exposed to changes in market conditions for a longer period of time than if you had arranged to buy shares through a broker.

•	You cannot pledge shares of LSB common stock deposited in your Plan account until you withdraw the shares from the Plan.

•	You generally will pay tax on the amount of any brokerage commissions that we pay in connection with your reinvestment of dividends or optional cash purchases where the shares so purchased were acquired by the Plan Administrator in the open market or from third parties.

4.  Does participation in the Plan involve any risk?

The risk to stockholders who participate in the Plan is the same as with any other investment in shares of LSB common stock. If you purchase common stock under the Plan, you lose any advantage otherwise available from being able to select the timing of your investment. You should also recognize that, like any investment, LSB cannot assure you of a profit or dividend, or protect you against a loss on the shares purchased under the Plan.

Administration

5.  Who administers the Plan?

Computershare Trust Company, N.A. (“Computershare”) currently is the Plan Administrator, registered transfer agent, and designated agent for each participating stockholder. Computershare, as Plan Administrator, administers the Plan, purchases and holds shares acquired for you under the Plan, keeps records, sends statements of account activity and performs other duties related to the Plan. The Plan Administrator holds for safekeeping the shares purchased for you together with shares forwarded by you to the Plan Administrator for safekeeping until termination of your participation in the Plan or receipt of your request for a certificate for all or part of your shares. Shares purchased under the Plan and held by the Plan Administrator will be registered in the Plan Administrator’s name or the name of its nominee, in either case as your agent. In the event that the Plan Administrator should resign or otherwise cease to act as agent, we will appoint a new administrator to administer the Plan. The Plan Administrator also acts as dividend disbursing agent, transfer agent and registrar for shares of our common stock.

We and the Plan Administrator will not be liable in administering the Plan for any act done in good faith or as required by applicable securities laws or for any good faith omission to act including, without limitation, any claim or liability arising out of failure to terminate your account upon your death, or with respect to the prices at which shares are purchased or sold for your account and the times when such purchases or sales are made or with respect to any fluctuation in the market value after purchase or sale of shares. Neither we nor the Plan Administrator shall have any duties, responsibilities or liabilities except such as are expressly set forth in the Plan.

6.  How do I contact the Plan Administrator?

Unless you are participating in the Plan through your bank, broker or nominee, if you have questions regarding the Plan, please write to the Plan Administrator at the following address:

LSB Corporation
c/o Computershare Trust Company, N.A.
P.O. Box 43078
Providence, RI 02940-3078

or call the Plan Administrator at 1-800-254-5196 within the United States and Canada or 1-312-360-5219 outside the United States and Canada. Include your name, address, daytime telephone number, account number and reference LSB Corporation on all correspondence. All transaction requests should be directed to the Plan Administrator at P.O. Box 43078, Providence, RI 02940-3078.

In addition, you may visit the Plan Administrator’s website at www.computershare.com/investor. At this website, you can enroll in the Plan, obtain information and perform certain transactions for your Plan account (unless you are participating in the Plan through your bank, broker or nominee) via the “Investor Centre” on the website.

If you participate in the Plan through your bank, broker or nominee, you must contact your bank, broker or nominee for all information regarding the Plan and all Plan transactions.

Participation

7.  Who is eligible to participate?

All holders of record of LSB common stock are eligible to participate in the Plan. Beneficial owners whose shares are registered in names other than their own (i.e., in the name of a broker or bank nominee) must arrange with the stockholder of record for participation. If for any reason a beneficial owner is unable to arrange participation with his or her broker or bank nominee, he or she must become a record holder by having at least one share transferred to his or her own name in order to participate in the Plan.

8.  How does an eligible stockholder participate?

You may join the Plan by completing and signing an enrollment form and returning it by mail to the Plan Administrator. An enrollment form may be obtained at any time by telephone or written request to the Plan Administrator at the above telephone number or address. You may also enroll online at www.computershare.com/investor.

The enrollment form and any written notification of other instructions must be signed by or on behalf of all owners of record of the relevant shares. When such shares are held in more than one name (i.e., joint tenants, co-trustees, etc.), all registered holders must sign. When an enrollment form or written notification is signed by an executor, administrator, trustee or guardian, or as attorney, the capacity in which the enrollment form or notification is signed must be specified. An enrollment form or written notification by a stockholder that is a corporation or other organization, should be signed by an authorized officer or other official, identified as such.

9.	How do I enroll in the Plan or change my dividend reinvestment election?

If you are the registered holder of shares, you may chose to reinvest all or a portion of the cash dividends paid on your shares reinvested under the Plan in additional shares by accessing your account online at www.computershare.com or by completing an enrollment form and returning it to the Plan Administrator. You can change your dividend reinvestment election at any time by accessing the Plan Administrator’s website at www.computershare.com or by completing and signing a new enrollment form and returning it to the Plan Administrator. For your new or changed participation to be effective for a particular dividend, your notification must be received on or before the record date for that dividend.

You must choose one of the following when completing the enrollment form:

•	FULL DIVIDEND REINVESTMENT — reinvest all dividends on all of the shares of common stock registered in your name, as well as on all the shares credited to your account under the Plan; you may also invest by making optional cash payments in the amount of $50 to $10,000 per month.

•	PARTIAL DIVIDEND INVESTMENT — reinvest dividends on a specific number of shares of common stock registered in your name as set forth in the Enrollment Application, all remaining dividends will be paid in cash ; you may also invest by making optional cash payments in the amount of $50 to $10,000 per month.

If a signed enrollment form is returned without one of the boxes checked, you will be enrolled under the “Full Dividend Reinvestment” option. If a signed enrollment form is returned with the “Partial Dividend Reinvestment” box checked but without designating the number of shares of common stock registered in your name for which cash dividends are to be reinvested, the form will be returned to you for completion.

A stockholder may not participate in the Plan solely with respect to optional cash payments. The dividends on at least one share registered in your name must be reinvested under the Plan.

If you are a beneficial owner of shares of LSB common stock, you must instruct your bank, broker or nominee regarding reinvestment of dividends.

Costs

10.	Are there fees associated with participation in the Plan?

Yes. The following fees apply to your participation in the Plan:

Fees
	If Purchases are	If Purchases are
	Made Directly	Made in the
	from Us	Open Market

Service fee for optional cash investments made via check or Internet payment	None	None
Service fee for optional cash investments made via recurring automatic monthly investment	None	None
Service fee for dividend reinvestment	None	None
Processing fee for purchase of shares (including any brokerage commissions the Plan Administrator is required to pay)	None	$0.05 per share
Fee for safekeeping	None	None
Service fee for a batch order sale of shares (partial or full)	$15.00	$15.00
Service fee for a market order sale of shares (partial or full)	$25.00	$25.00
Service fee for sale of a fractional share at termination or withdrawal	Up to $15.00	Up to $15.00
Processing fee for sale of shares	$0.12 per share	$0.12 per share
Returned check or failed electronic payment fee	$25.00	$25.00

We can change the fee structure of the Plan at any time. We will give you notice of any fee changes prior to the changes becoming effective.

Purchases

11.	Where will the common stock purchased under the Plan come from?

The Plan Administrator will purchase stock:

•	directly from us;

•	in the open market;

•	in privately negotiated transactions with third parties; or

•	a combination of any of the above.

Each quarter we will decide how the Plan Administrator will purchase stock. We will not provide you with any written notice about the source of the common stock to be purchased.

12.	What will be the price of the common shares purchased under the Plan for cash investments up to $10,000?

•	For shares purchased directly from us, the purchase price will be the average closing market price of LSB’s common stock as quoted on The Nasdaq Global Market on the three (3) trading days immediately preceding the applicable monthly investment date, less the Plan discount, if any, then in effect. A “trading day” is any day on which trades are reported on the Nasdaq Global Select Market. We may offer discounts ranging up to 5%. At our discretion, the discount may be offered at variable rates on one, all or a combination of the sources of investments (i.e., dividend reinvestment or optional cash purchases), or not at all.

•	For shares purchased in the open market or in privately negotiated transactions with third parties, the purchase price will be the weighted average of the actual prices that the Plan Administrator pays for all of the common stock purchased for the applicable monthly investment date.

•	For shares purchased through a combination of these methods, the purchase price will be the weighted average of the respective prices determined as set forth above for all of the common stock purchased for the applicable monthly investment date.

13.	How many common shares will I be purchasing through the Plan?

The number of shares of common stock that you purchase depends on several factors, including:

•	the amount of the dividends you reinvest;

•	the amount of any optional cash payments you make; and

•	the purchase price of the common stock on the applicable monthly investment date.

The Plan Administrator will credit your account with a number of shares, including fractions computed to six decimal places, equal to the total amount to be invested divided by the applicable purchase price. The only limit on the number of shares available for purchase directly from us is the number of shares of common stock registered for issuance under the Plan; there is no limit on the number of shares available for purchase in the open market for issuance under the Plan.

The shares purchased for you under the Plan will be held separately from the shares of common stock which you purchase (or have previously purchased) outside the Plan and hold in your own name.

Dividend Reinvestments.  If the Plan Administrator acquires shares directly from us, it will combine the dividend funds of all Plan participants whose dividends are automatically reinvested and will generally invest such dividend funds on the dividend payment date (and one or more succeeding trading days as necessary to complete the order). If the dividend payment date falls on a day that is not a Nasdaq Global Select Market trading day, then the investment will occur on the next trading day. In addition, if the dividend is payable on a day when optional cash payments are to be invested, dividend funds may be commingled with any such pending cash investments and a combined order may be executed. If the Plan Administrator acquires shares from parties other than us through open market transactions, such purchases will occur during a period beginning on the day that would be deemed the Purchase Date if the shares were acquired directly from us and ending no later than 30 days following the date on which we paid the applicable cash dividend, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations. The record date associated with a particular dividend is referred to in this Plan as a “dividend record date.”

Optional Cash Investments up to $10,000.  If the Plan Administrator acquires shares directly from us, then the Purchase Date for optional cash investments up to $10,000 will be on the tenth calendar day of each month, or the next trading day if the tenth day is not a trading day. If the Plan Administrator acquires shares from third parties other than us through open market transactions, it will attempt to buy our common stock in the open market through a registered broker-dealer. Such purchases will begin on the day that would be deemed the Purchase Date if the shares were acquired directly from us and will be completed no later than 35 days following such date, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations.

If you are investing by mail, the Plan Administrator must receive your physical check at least two business days prior to a Purchase Date. Optional cash investments received after the applicable investment date deadline will be applied to purchase shares on the following Purchase Date. If you are investing online, please refer to your confirmation page for the estimated debit date for your one-time deduction. The Plan Administrator will commingle all funds received from participants. Once you have placed your order, you may not request a cash refund or otherwise change your order. No interest will be paid by LSB or the Plan Administrator on funds pending investment held by the Plan Administrator.

14.	When will purchases of common shares be made for cash investments up to $10,000?

The “Purchase Date” is the date or dates on which the Plan Administrator purchases shares of our common stock for the Plan, as described above.

15.	How do I make optional cash investments up to $10,000?

To make an investment online, go to www.computershare.com/investor select Investor Centre and follow the online instructions. Please refer to your confirmation page for the estimated debit date for your one-time deduction. Optional cash investments may also be mailed to the Plan Administrator with the tear-off portion of your account statement or via detailed written instructions. Checks must be in U.S. dollars and drawn on a U.S. bank. The Plan Administrator will not accept cash, traveler’s checks, money orders or third party checks.

You may also authorize the Plan Administrator, on a Direct Debit Authorization Form or the Plan Administrator’s website, to make monthly purchases of a specified dollar amount, paid for by automatic withdrawal from your U.S. bank account. Funds will be withdrawn from your bank account, via EFT, on the fifth (5th) day of each month (or the next business day if the fourth is not a business day). You may terminate monthly purchases by automatic withdrawal online or by, sending the Plan Administrator written, signed instructions. It is your responsibility to notify the Plan Administrator if your direct debit information changes.

In the event that any check, draft or electronic funds transfer you may tender or order as payment to the Plan Administrator to purchase LSB common stock is dishonored, refused or returned, you agree that the purchased shares when credited to your account may be sold, on the Plan Administrator’s order without your consent or approval, to satisfy the amount owing on the purchase. The amount owing will include the purchase price paid, any purchase and sale transaction fees, any brokerage commissions and the Plan Administrator’s returned check or failed electronic payment fee of $25.00. If the sale proceeds of purchased shares are insufficient to satisfy the amount owing, you authorize the Plan Administrator to sell additional shares then credited to your account as necessary to cover the amount owing, without your further consent or authorization. The Plan Administrator may sell shares to cover an amount owing as a result of your order in any manner consistent with applicable securities laws. You grant the Plan Administrator a security interest in all shares credited to your account including securities subsequently acquired and held or tendered for deposit, for purposes of securing any amount owing as described in this paragraph.

16.	What is the price I will pay and what will be the investment date for cash investments of more than $10,000?

The Company in its sole discretion may announce from time to time that is willing to consider requests for a waiver of the $10,000 maximum amount for optional share repurchases.

Shares of LSB common stock purchased pursuant to a request for waiver for optional cash investments of more than $10,000 will be acquired at a price to you equal to the average closing market price of LSB’s common stock as quoted on The Nasdaq Global Market for each trading day during the pricing period. The pricing period for optional investments made pursuant to an approved request for waiver will be the day or days set forth in the request for waiver, which may be the investment date or up to ten trading days prior to and including an investment date. A request for waiver may specify one or more investment dates. Shares purchased with optional cash investments of more than $10,000 pursuant to a request for waiver may be purchased at a discount from the purchase price and may be subject to a threshold price and will only be purchased directly from us, and not through open market transactions.

Unless we waive our right to do so, we may establish for any investment date a minimum price (the “threshold price”) for purchasing shares with optional cash investments made pursuant to written requests for waiver. We will, at least two business days prior to the commencement of the pricing period for an investment date, determine whether to establish a threshold price and, if a threshold price is established, its amount and so notify the Plan Administrator. The determination whether to establish a threshold price and, if a threshold price is established, its amount will be made by us in our discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs.

The threshold price for optional cash investments made pursuant to written requests for waiver, if established for any investment date, will be a stated dollar amount that the average of the high and low sales prices of LSB’s common stock as quoted on The Nasdaq Global Market for each trading day of the relevant pricing period (not adjusted for discounts, if any) must equal or exceed. If the threshold price is not satisfied for a trading day in the pricing period, then that trading day and the trading prices for that day will be excluded from that pricing period and a pro rata portion of the participant’s cash will be returned, without interest. Thus, for example, if an approved request for waiver specifies that the pricing period is one day (that is, the investment date) and the threshold price is not satisfied on that day, then no investment will be made and the participant’s cash will be returned in full. Likewise, if the threshold price is not satisfied for two of the five trading days in a particular pricing period, then the average sales price for purchases and the amount of optional cash investments which may be invested will be based upon the remaining three trading days when the threshold price is satisfied. In such case, for each trading day on which the threshold price is not satisfied, one-fifth of the optional cash investment made by a participant pursuant to a request for waiver would be returned to such participant, without interest, as soon as practicable after the applicable investment date. Similarly, a pro rata portion of the participant’s cash will be returned if there are fewer trading days prior to the investment date than are specified as the pricing period in the request for waiver or if no trades in LSB’s common stock are quoted on The Nasdaq Global Market for a trading day during the pricing period, due to a market disruption or for any other reason.

We may elect to activate for any particular pricing period the pricing period extension feature, which will provide that the initial pricing period will be extended by the number of days during such period that the threshold price is not satisfied, or on which there are no trades of LSB’s common stock reported by The Nasdaq Global Market, subject to a maximum of five trading days. If we elect to activate the pricing period extension feature and the threshold price is satisfied for any additional day that has been added to the initial pricing period, then that day will be included as one of the trading days for the pricing period in lieu of the day on which the threshold price was not met or trades of our common stock were not reported. For example, if the determined pricing period is ten days, and the threshold price is not satisfied for three out of those ten days in the initial pricing period, and we had previously announced at the time of the request for waiver acceptance that the pricing period extension feature was activated, then the pricing period will automatically be extended, and if the threshold price is satisfied on the next three trading days (or a subset thereof), then those three days (or a subset thereof) will be included in the pricing period in lieu of the three days on which the threshold price was not met. As a result, the purchase price will be based upon the ten trading days of the initial and extended pricing period on which the threshold price was satisfied and all of the cash investment will be invested (rather than 30% being returned).

The threshold price and pricing period extension concepts and return procedure discussed above apply only to optional cash investments made pursuant to written requests for waiver. Setting a threshold price for an investment date shall not affect the setting of a threshold price for any subsequent investment date.

For any particular investment date, we may waive our right to set a threshold price for optional cash investments that exceed $10,000. Neither LSB nor the Plan Administrator shall be required to provide any written notice to participants as to the threshold price for any investment date. Participants, however, may ascertain whether the threshold price applicable to an investment date pursuant to a request for waiver has been set or waived, as applicable, by telephoning LSB at (978) 725-7500.

The purchase price will not be known until the purchase is completed. Participants should be aware that the price may fluctuate during the period between submission of a purchase request, its receipt by the Plan Administrator, and the ultimate purchase on the open market.

Reports

17.	How will I be advised of my purchases of shares?

If you are a registered holder, the Plan Administrator will mail a year-to-date summary plan statement after each cash dividend. In addition, a statement will be mailed to you after each purchase, which statement will include the number of shares purchased and the purchase price. You may also view your transaction history online by logging into your account on the Plan Administrator’s website at www.computershare.com/investor. Details available online include share price, commission and fees paid, and transaction type and date.

If you are a beneficial owner, you must contact your bank, broker or nominee for information regarding transactions in your account.

Dividends on Shares held under the Plan

18.	Will I be credited with dividends on shares held in my account under the Plan?

Yes. LSB pays dividends, if and as declared, to the record holders of all its shares. As the record holder for participants, the Plan Administrator will be entitled to receive dividends for all shares credited to Plan accounts on the record date. The Plan Administrator will credit such dividends to you on the basis of full and fractional shares held in your account. In the unlikely event that your dividends are not reinvested within 30 days of the dividend reinvestment date, they will be distributed to you.

19.	When will I be paid dividends on common stock purchased through the Plan?

You will receive dividends on those shares purchased through the Plan for which you are the stockholder of record as of the record date for a dividend as set by the Board of Directors (normally two weeks before the respective dividend payment date). Any shares purchased between a dividend record date and corresponding dividend reinvestment date will not earn dividends until the following dividend reinvestment date.

Safekeeping of Certificates for Shares

20.	What is safekeeping of certificates and how do I submit my certificates?

If you own shares of LSB common stock in stock certificate form, you may elect to deposit the shares represented by those stock certificates into your Plan account for safekeeping with the Plan Administrator. The Plan Administrator will credit these shares to your Plan account. You may later request issuance of a certificate from the Plan Administrator at any time.

To deposit shares with the Plan Administrator, send your stock certificates to the Plan Administrator at the address listed in Question 6 above. We recommend that you send your certificates via registered mail and insured for 3% of the total value of the shares to protect against loss in transit.

21.	How do I withdraw shares held in my Plan account?

You may request that the Plan Administrator issue a certificate for some or all of the shares held in your Plan account by doing any of the following:

•	Access the Plan Administrator’s website at www.computershare.com/investor. Select “Investor Centre,” login to your account and then follow the online instructions;

•	Call 1-800-254-5196 to access the Plan Administrator’s automated telephone system; or

•	Complete and sign the tear-off portion of your statement and mail the instructions to the Plan Administrator.

The Plan Administrator will issue a certificate in the exact registered name shown on your Plan statement. Certificates will be sent by first class mail, generally within a few days of receiving your request. There is no charge to you for this service.

22.	How do I transfer shares to another person?

You may transfer ownership of some or all of your Plan shares to another person, whether by gift, private sale, or otherwise. In order to transfer some or all of your shares, you must properly complete a Transfer of Ownership Form, or an executed stock power, and return it to the Plan Administrator. Transfers may be made in book-entry or certificated form.

Requests for transfer of book-entry shares held under the Plan are subject to the same requirements as the transfer of our common stock certificates, including the requirement of a medallion signature guarantee. You may request a copy of the Transfer of Ownership Form by contacting the Plan Administrator at 1-800-254-5196 or by downloading the forms from the Plan Administrator’s website at www.computershare.com/investor.

23.	How do I sell shares held in my account?

You can sell some or all of the shares held in your Plan account by contacting the Plan Administrator. You have two choices when making a sale, depending on how you submit your sale request, as follows:

•	Market Order: A market order is a request to sell shares promptly at the current market price. Market order sales are only available at www.computershare.com/investor through Investor Centre or by calling the Plan Administrator directly at 1-800-254-5196. Market order sale requests received at www.computershare.com/investor through Investor Centre or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern time). Any orders received after 4:00 p.m. Eastern time will be placed promptly on the next day the market is open. The price shall be the market price of the sale obtained by the Plan Administrator’s broker, less a service fee of $25 and a processing fee of $0.12 per share sold.

•	Batch Order: A batch order is an accumulation of all sale requests for a security submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the Plan Administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. Batch order sales are available at www.computershare.com/investor through Investor Centre or by calling the Plan Administrator directly at 1-800-254-5196. All sales requests received in writing will be submitted as batch order sales. The Plan Administrator will cause your shares to be sold on the open market within five business days of receipt of your request. To maximize cost savings for batch order sales requests, the Plan Administrator may combine each selling Plan participant’s shares with those of other selling Plan participants. In every case of a batch order sale, the price to each selling Plan, participant shall be the weighted average sale price obtained by the Plan Administrator’s broker for each aggregate order placed by the Plan Administrator and executed by the broker, less a service fee of $15 and a processing fee of $0.12 per share sold. Proceeds are normally paid by check, which are distributed within 24 hours after your sale transaction has settled.

The Plan Administrator reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares for the Plan are sold, and no one, other than the Plan Administrator, will select the broker(s) or dealer(s) through or from whom sales are to be made.

You should be aware that the price of our common shares may rise or fall during the period between a request for sale, its receipt by the Plan Administrator and the ultimate sale on the open market. Instructions sent to the Plan Administrator to sell shares are binding and may not be rescinded. If you prefer to have complete control as to the exact timing and sales prices, you can transfer the shares to a broker of your own choosing and sell them through a broker.

Withdrawal from Participation; Termination of Participation

24.	May I withdraw from the Plan?

Yes. The Plan is entirely voluntary, and you may withdraw at any time.

25.	How do I withdraw from the Plan?

You may withdraw from the Plan at any time using the tear-off stub at the bottom of your account statement and forwarding it to the Plan Administrator at the address set forth in Question 6 above. When you withdraw from the Plan, or upon termination of the Plan by LSB, you will receive certificates for every whole share credited to your account under the Plan and a cash payment for any fractional share held in your Plan account. The cash payment will be based on the current price of our shares, less a service charge of $15 and a processing fee. The value of such share certificates and cash payment received in lieu of fractional share interest may be greater than, equal to, or less than the amount you paid for such shares and fractional share interest.

If the Plan Administrator receives your request to withdraw from the Plan near any dividend record date, the Plan Administrator, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on your behalf In the event reinvestment is made, the Plan Administrator will process the termination as soon as practicable, but in no event later than five business days after the investment is complete.

A stockholder may elect to re-enroll in the Plan at any time pursuant to the procedures outlined in Question 8 and 9.

26.	May LSB terminate my participation in the Plan?

If you do not own at least one whole share held through the Plan, your participation in the Plan may be terminated. We may also terminate your participation in the Plan after written notice in advance mailed to you at the address appearing on the Plan Administrator’s records.

27.	What happens when I sell or transfer some or all of the shares registered in my name?

If you dispose of some or all shares of LSB common stock registered in your name (as opposed to shares held through the Plan), that transfer will not affect your participation in the Plan; however, if less than one whole share is held in the Plan account, you may receive a cash payment for the fractional share, and the Plan account will be closed. As long as at least one whole share is held in the Plan account, the Plan Administrator will continue to fully reinvest the dividends on the shares credited to your account under the Plan until notified that you wish to withdraw from the Plan. If you desire to dispose of all shares credited to your account under the Plan, you first must withdraw from the Plan as described in Question 25 above. An administrative fee and brokerage commission will be charged in the event you ask the Plan Administrator to sell the shares held in your Plan account, see Question 23 above.

28.	How do I close my account?

If you are a registered holder, you may terminate Plan participation by directing the Plan Administrator to sell all of the shares in your account. You may submit a signed written instruction to the Plan Administrator, complete the tear-off form from your account statement, or you may utilize the Plan Administrator’s website. Follow the sales procedure outlined under “How do I sell shares held in my account?” above, making certain to elect the sale of all Plan shares.

Alternatively, you may elect to receive a certificate for the full shares held in your Plan account and to sell any fractional share remaining. In such case, a certificate will be issued for the whole shares and a cash payment will be made for any remaining fractional share. That cash payment will be based upon the current market price of LSB’s common stock on the business day on which the withdrawal request is received, less any service fee, any applicable brokerage commission and any other costs of sale.

You must specifically inform the Plan Administrator that you wish to terminate participation in the Plan (which option is listed separately on the tear-off form attached to Plan statements). If you fail to do so, future dividends on non-Plan shares will continue to be reinvested in accordance with your pre-termination instructions, until you direct the Plan Administrator otherwise.

If you are a beneficial owner, you must contact your bank, broker or nominee to close your account.

Other Information

29.	If LSB issues rights to purchase securities to the holders of common shares, how will the rights on Plan shares be handled?

If we issue rights to purchase additional shares of our common stock or any other securities to holders of our common stock, the Plan Administrator will sell those rights relating to shares of common stock held by the Plan Administrator for participants and invest the proceeds in additional shares of common stock on the next monthly investment date. In the event that those rights are not saleable or detachable, the Plan Administrator will hold those rights for your benefit. If you wish to receive any rights directly, you may do so by sending to the Plan Administrator, at least five (5) business days before the record date for the rights offering, a written request that certificates for shares in your Plan account be sent to you.

30.	What happens if LSB declares a stock split or stock dividend?

The Plan Administrator will add any shares resulting from a stock split or stock dividend, on shares you hold in your Plan account, to your Plan account. LSB will issue any shares resulting from a stock split, on stock held by you outside the Plan, in the same manner as we would if you were not participating in this Plan. Transaction processing under the Plan may be curtailed or suspended until the completion of any stock dividend, stock split or other corporate action.

31.	How will my shares held under the Plan be voted at meetings of stockholders?

You will receive a proxy card covering those whole shares of common stock credited to your account under the Plan and those shares registered in your name that are not within the Plan. If the proxy card is returned properly signed and marked for voting, all of the shares will be voted as marked. Alternatively, you may vote in person at stockholders’ meetings.

If a proxy card is returned properly signed but without indicating instructions as to the manner in which shares are to be voted with respect to any items, all of your shares will be voted (to the extent legally permissible) in accordance with the recommendations of LSB’s Board of Directors. This procedure is consistent with the actions taken with respect to stockholders who are not participating in the Plan and who return properly signed proxy cards and do not provide voting instructions. If the proxy card is not returned, or if it is returned unsigned or improperly signed, none of your shares covered by such proxy card will be voted unless you or your duly appointed representative votes in person at the meeting.

32.	What are the Material Federal Income Tax Consequences of participation in the Plan?

Reinvestment of cash dividends does not relieve you of liability for any income tax which may be payable on such dividends. If you reinvest dividends under the Plan, you will be treated for Federal income tax purposes as having received, on the dividend reinvestment date, a dividend equal to the then fair market value of the shares purchased with such reinvested dividends plus any tax withheld prior to investment, even though you do not actually receive such amount in cash. The fair market value will be the closing bid price for our common stock on the dividend reinvestment date as quoted on The Nasdaq Global Market, and not the three-day average used to calculate the purchase price under the Plan.

The cost basis for Federal income tax purposes of any shares acquired with reinvested dividends will be equal to the fair market value of such shares as of the applicable dividend reinvestment date. The basis of shares that are purchased with an initial investment or optional cash payment will be equal to the purchase price of such shares. The amount of tax payable on dividends reinvested after 2003 will depend upon whether the dividends are considered to be “qualified” and therefore taxable at long-term capital gains rates (5% or 15%) or “non-qualified” and taxable at ordinary income tax rates. In order for the dividends to be qualified, you must be a non-corporate taxpayer and certain holding period and other requirements must be met. We recommend that you check with your tax advisor to determine whether the dividends reinvested are qualified or non-qualified, and the tax ramifications of the reinvestment of those dividends.

You will generally not realize taxable income when you receive certificates for whole shares credited to your account under the Plan. However, if you withdraw from the Plan and receive the proceeds from the sale of a fractional share credited to your account, you may realize a gain or loss with respect to such fraction. Gain or loss may also be realized when whole shares are sold subsequent to withdrawal from the Plan. The amount of such gain or loss will be the difference between the amount realized from the sale and your tax basis for the shares sold. The amount realized will be your gross proceeds less brokerage fees and commissions and any transfer taxes you pay. Subject to limitations contained in the Internal Revenue Code, the administrative fees and charges you incur upon the sale of shares may be deductible if you itemize deductions on your income tax return.

If a sale is made not more than one year after acquisition, any gain (or loss) may be taxed as short-term capital gain (or loss). If the sale is made after one year, the gain (or loss) may be taxed as a long-term capital gain (or loss). The holding period for shares acquired pursuant to the Plan will begin on the day following the purchase of such shares.

LSB will in the first instance pay for any costs incurred by the Plan Administrator in purchasing shares in the open market for investment under the Plan, including any brokerage commissions. The respective amount of such costs will, however, be taxable to the Plan participant as miscellaneous income. In such event, the participant’s basis in the shares so purchased will be increased by the amount of such income that you are treated as having received for Federal income tax purposes.

In case you are a foreign stockholder subject to United States income tax or are subject to backup withholding, the amount required to be withheld will be deducted from the dividends payable to you, and the remaining amount will be applied to the purchase of shares under the Plan. The filing of any documentation required to obtain an exemption from, or a reduction in, United States withholding tax is your responsibility.

LSB believes the foregoing is an accurate summary of the material Federal income tax consequences of your participation in the Plan as of the date of this Prospectus. This summary may not reflect every possible situation that could result from participation in the Plan. THEREFORE, EACH PARTICIPANT IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE AND LOCAL TAX CONSEQUENCES RESULTING FROM PARTICIPATION IN THE PLAN AND THE SUBSEQUENT DISPOSAL OF SHARES PURCHASED PURSUANT TO THE PLAN. If you do not reside in the United States, your income tax consequences will vary from jurisdiction to jurisdiction. In addition, the foregoing rules may not be applicable to certain participants in the Plan, such as tax-exempt entities (such as pension funds and IRAs).

Please keep copies of your Plan account statements to assist you in complying with the Federal income tax laws. The foregoing summary is subject to superseding changes in law and regulation; neither LSB nor the Plan Administrator is obligated to inform you of any such changes.

33.	Who interprets and regulates the Plan?

Any interpretative question arising under this Plan will be determined by LSB in its sole discretion and any determination that we make will be final. We may adopt rules and regulations to facilitate the administration of this Plan. The terms and conditions of this Plan and its operation will be governed by the laws of the Commonwealth of Massachusetts.

If it appears to LSB that you are using or contemplating the use of the Plan in a manner or with an effect that, in the sole judgment and discretion of LSB, is not in the best interests of LSB or its other stockholders, then LSB may decline to issue all or any portion of the shares of common stock for which you have tendered payment. Such payment (or the portion thereof not to be invested in shares of common stock) will be returned by LSB as promptly as practicable, without interest. Under such circumstances, LSB may also act to terminate your participation under the Plan.

34.	What are the responsibilities of LSB and the Plan Administrator under the Plan?

In acting under the terms and conditions of the Plan as described in this Prospectus, neither LSB nor the Plan Administrator will be liable for any act done in good faith or for any omission to act unless done (or omitted) in bad faith or due to gross negligence including, without limitation, any claim of liability arising with respect to (i) failure to terminate any participant’s Plan account upon such participant’s death or adjudication of incompetence, prior to receipt of notice in writing of such death or adjudication of incompetence, (ii) the prices at which shares are purchased or sold for your account and the times when such purchases or sales are made, (iii) any fluctuation in the market value before or after purchase or sale of shares, or (iv) the tax treatment of dividends reinvested under the Plan.

You should recognize that neither LSB nor the Plan Administrator can assure you of a profit or protect you against a loss on the shares purchased or sold by you under the Plan.

We reserve the right to modify the terms of the Plan, including applicable fees, or to terminate the Plan at any time. In addition, we reserve the right to interpret and regulate the Plan as we deem necessary or desirable in connection with its operation. The Plan is generally not for use by institutional investors or financial intermediaries. The Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Participation in the Plan, via any of the means outlined herein, shall constitute an offer by the participant to establish an agency relationship with the Plan Administrator and shall be governed by the terms and conditions of the Plan.

Neither LSB nor the Plan Administrator will provide any advice, make any recommendations, or offer any opinion with respect to whether or not you should purchase or sell shares or otherwise participate under the Plan. You must make independent investment decisions based on your own judgment and research. The shares held in Plan accounts are not subject to protection under the Securities Investor Protection Act of 1970.

The Plan provides that neither LSB nor the Plan Administrator, nor any agent will be liable in administering the Plan for any act done in good faith or any omission to act in good faith in connection with the Plan. This limitation includes, but is not limited to, any claims of liability relating to:

•	the failure to terminate your Plan account upon your death prior to receiving written notice of your death; or

•	the purchase or sale prices reflected in your Plan account or the dates of purchases or sales of shares under the Plan; or

•	any loss or fluctuation in the market value of our shares after the purchase or sale of shares under the Plan; or

•	the tax treatment of dividends reinvested under the Plan.

The foregoing limitation of liability does not represent a waiver of any rights you may have under applicable securities laws.

35.	Will my investments be insured?

No. The securities held in the Plan accounts for Plan participants and sales proceeds and funds held pending investment are not subject to protection under the Securities Investor Protection Act of 1970. Funds held by the Plan Administrator are not deposits of River Bank or any of its subsidiaries, deposits of the Plan Administrator or other obligations of, or guaranteed by, the Plan Administrator or its affiliates and are not insured by the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation or any other entity. Shares of LSB common stock are subject to market risk and possible loss of investment.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we filed with the SEC to register the stock offered under the Plan. This prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. You may inspect the registration statement and exhibits without charge at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies upon payment of a duplicating fee. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. We also file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s public reference room. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at www.sec.gov.

We make available free of charge through our Internet website at www.riverbk.com our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. A link to such filings is provided at www.riverbk.com/stockholder-info.asp. The information on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supercede this information. We incorporate by reference the following documents:

•	our Annual Report on Form 10-K (File No. 000-32955) for the year ended December 31, 2008;

•	our Current Report on Form 8-K (File No. 000-32955) filed on January 30, 2009;

•	our Current Report on Form 8-K (File No. 000-32955) filed on April 24, 2009; and

•	our Quarterly Report on Form 10-Q (File No. 000-32955) for the quarter ended March 31, 2009, filed on May 13, 2009.

In addition, the description of our common stock contained in our registration statement filed under Section 12 of the Securities Exchange Act of 1934, including any amendment or report updating such description, is incorporated by reference herein.

The description of the Renewed Rights Agreement between the Company and Computershare Trust Company, N.A., as rights agent, dated effective December 19, 2006, contained in our registration statement on Form 8-A12G (File No. 000- 32955) filed on January 31, 2006, as amended, is also incorporated by reference herein.

All future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus at no cost to the requestor upon written or oral request to:

LSB Corporation
Investor Relations
30 Massachusetts Avenue
North Andover, MA 01845-3460
Telephone No. (978) 725-7553

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

PLAN OF DISTRIBUTION

As stated elsewhere in this Plan, you will not pay any brokerage fees or commissions for securities purchased on the open market or otherwise under the Plan. Instead, we will pay these fees to the Plan Administrator. Certain fees apply to participants in the Plan, which are set forth in the Prospectus under “The Plan — Question 10 — Are there fees associated with participation in the Plan?”

Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934, and may be considered to be underwriters within the meaning of the Securities Act of 1933. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased.

USE OF PROCEEDS

We will use the net proceeds from the sale of common stock purchased through this Plan directly from us for general corporate purposes. We have no basis for estimating either the number of shares of common stock that ultimately will be sold by us under the Plan or the prices at which we will sell shares. We will not receive any proceeds from the purchase of common stock by the Plan Administrator in the open market or in privately negotiated transactions with third parties.

EXPERTS

The consolidated financial statements of LSB Corporation as of December 31, 2008 and 2007 and for years then ended, incorporated by reference in this prospectus have been so incorporated in reliance on the report of Wolf & Company, P.C., an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus has been passed upon for us by Nutter McClennen & Fish LLP, Boston, Massachusetts.

The date of this prospectus is June 2, 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following is an itemized list of the estimated total expenses incurred in connection with the issuance and distribution of securities hereunder.

Securities and Exchange Commission registration fee	$215
Transfer agent, registrar and custodian fees and expenses	5,500
Financial printer expenses	6,000
Legal fees and expenses	12,000
Accounting fees and expenses	2,000

Total Expenses	$27,715.00

Item 15.	Indemnification of Directors and Officers

The Registrant, LSB Corporation (the “Company”), is a Massachusetts corporation. Sections 8.51 and 8.56 of the Massachusetts Business Corporation Act (the “MBCA”) provide that a corporation may, subject to certain limitations, indemnify its directors and officers against any liability incurred in any proceeding because of their service as director or officer. Section 8.58 of the MBCA permits a corporation by its articles of organization or bylaws or by a resolution adopted or contract approved by its board of directors or stockholders, to obligate itself in advance of the act or omission giving rise to a proceeding to provide indemnification in accordance with Section 8.51 or Section 8.56.

Section 8.57 of the MBCA provides that a corporation may purchase and maintain insurance against liability incurred by an individual in his or her capacity as officer or director, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such individual against such liability.

The Company’s By-laws provide that directors and officers of the Company shall, and in the discretion of the Board of Directors, non-officer employees may, be indemnified by the Company against liabilities and expenses arising out of service for or on behalf of the Company. The By-laws provide that such indemnification shall not be provided if it is determined that the action giving rise to the liability was not taken in good faith in the reasonable belief that the action was in the best interests of the Company. The By-laws provide that the indemnification provision in the By-laws does not limit any other right to indemnification existing independently of the By-laws.

More specifically, Article VI, Section 1, of the Registrant’s By-laws provides the following definitions relating to the indemnification of directors and officers:

For purposes of this Article: (a) “Officer” means any person who serves or has served as a Director of the Company or in any other office filled by election or appointment by the stockholders or the Board of Directors and any heirs or personal representatives of such person; (b) “Non-Officer Employee” means any person who serves or has served as an employee of the Company, but who is not or was not an Officer, and any heirs or personal representatives of such person; (c) “Proceeding” means any action, suit, investigation or proceeding, civil or criminal, brought or threatened in or before any court, tribunal administrative or legislative body or agency and any claim which could be the subject of a Proceeding; and (d) “Expenses” means any liability fixed by a judgment, order, decree or award in a Proceeding, any amount reasonably paid in settlement of a Proceeding and any professional fees or other disbursements reasonably incurred in a Proceeding.

Article VI, Section 2, of the Company’s By-laws provides the Company shall indemnify Officers as follows:

Except as provided in Sections 4 and 5 of this Article VI, each Officer of the Company shall be indemnified by the Company against all Expenses incurred by such Officer in connection with any Proceedings in which such Officer is involved as a result of serving or having served (a) as an Officer or employee of the Company; (b) as a director, officer or employee of any wholly owned subsidiary of the Company; or (c) in any capacity with any other corporation, organization, partnership, joint venture, trust, benefit plan or other entity at the request or direction of the Company.

Article VI, Section 3, of the Company’s By-laws provides the Company shall indemnify Non-Officer Employees as follows:

Except as provided in Sections 4 and 5 of this Article VI, each Non-Officer Employee of the Company may, in the discretion of the Board of Directors, be indemnified against any or all Expenses incurred by such Non-Officer Employee in connection with any Proceeding in which such Non-Officer Employee is involved as a result of serving or having served (a) as a Non-Officer Employee of the Company; (b) as a director, officer or employee of any wholly owned subsidiary of the Company; or (c) in any capacity with any other corporation, organization, partnership, joint venture, trust, benefit plan or other entity at the request or direction of the Company.

Article VI of the Company’s By-laws also includes certain provisions relating to the scope of the indemnification for officers and directors of the Company and the procedures for determining entitlement to indemnification:

Section 4.  Service at the Request or Direction of the Company.  No indemnification shall be provided to an Officer or Non-Officer Employee with respect to serving of having served in any of the capacities described in Section 2(c) or 3(c) above unless the following two conditions are met: (a) such service was requested or directed in each specific case by vote of the Board of Directors prior to the occurrence of the event to which the indemnification relates, and (b) the Company maintains insurance coverage for the type of indemnification sought. In no event shall the Company be liable for indemnification under Section 2(c) or 3(c) above for any amount in excess of the proceeds of insurance received with respect to such coverage as the Company in its discretion may elect to carry. The Company may but shall not be required to maintain insurance coverage with respect to indemnification under Section 2(c) or 3(c) above. Notwithstanding any other provision of this Section 4, but subject to Section 5 of this Article VI, the Board of Directors may provide an Officer or Non-Officer Employee with indemnification under Section 2(c) or 3(c) above as to a specified Proceeding even if one or both of the two conditions specified in this Section 4 have not been met and even if the amount of the indemnification exceeds the amount of the proceeds of any insurance which the Company may have elected to carry, provided that the Board of Directors in its discretion determines it to be in the best interests of the Company to do so.

Section 5.  Good Faith.  No indemnification shall be provided to an Officer or to a Non-Officer Employee with respect to a matter as to which such person shall have been adjudicated in any Proceeding not to have acted in good faith in the reasonable belief that the action of such person was in the best interests of the Company. In the event that a Proceeding is compromised or settled so as to impose any liability or obligation upon an Officer or Non-Officer Employee, no indemnification shall be provided to said Officer or Non-Officer Employee with respect to a matter if there be a determination that with respect to such matter such person did not act in good faith in the reasonable belief that the action of such person was in the best interests of the Company. The determination shall be made by a majority vote of those Directors who are not involved in such Proceeding. However, if more than half of the Directors are involved in such Proceeding, the determination shall be made by a majority vote of a committee of three disinterested Directors chosen by the disinterested Directors at a regular or special meeting. If there are fewer than three (3) disinterested Directors, the determination shall be based upon the opinion of the Company’s regular outside counsel.

Section 6.  Prior to Final Disposition.  Unless otherwise provided by the Board of Directors or by the committee pursuant to the procedure specified in Section 5 of this Article VI, any indemnification provided for under this Article VI shall include payment by the Company of Expenses incurred in defending a Proceeding in advance of the final disposition of such Proceeding upon receipt of an undertaking by the Officer or Non-Officer Employee seeking indemnification to repay such payment if such Officer or Non-Officer Employee shall be adjudicated or determined to be not entitled to indemnification under this Article VI.

Section 7.  Insurance.  The Company may purchase and maintain insurance to protect itself and any Officer or Non-Officer Employee against any liability of any character asserted against or incurred by the Company or any such Officer or Non-Officer Employee, or arising out of any such status, whether or not the Company would have the power to indemnify such person against such liability by law or under the provisions of this Article VI.

Section 8.  Other Indemnification Rights.  Nothing in this Article VI shall limit any lawful rights to indemnification existing independently of this Article VI.

Item 16.	Exhibits

The following is a list of exhibits which are either filed or incorporated by reference as part of this Registration Statement on Form S-3.

Exhibit No.	Description of Exhibit

(4.1)	Specimen certificate of shares of common stock of the Company (Filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed July 2, 2001, (File Number 000-32955) and incorporated herein by reference)
(4.2)	Renewed Rights Agreement dated as of November 17, 2005, between LSB Corporation and Computershare Trust Company, N.A., as Rights Agent (Filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed January 31, 2006, and incorporated herein by reference)
(5.1)	Opinion of Nutter McClennen & Fish LLP*
(23.1)	Consent of Wolf & Company, P.C.*
(23.2)	Consent of Nutter McClennen & Fish LLP (included in Exhibit 5.1)*
(24.1)	Power of Attorney (contained on signature page)*

*	Filed herewith.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. For the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in North Andover, Commonwealth of Massachusetts, on June 2, 2009.

LSB CORPORATION

By:	/s/ Gerald T. Mulligan
Gerald T. Mulligan,
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gerald T. Mulligan, Diane L. Walker and Michael K. Krebs, and each of them, with full power to act without the others, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gerald T. Mulligan Gerald T. Mulligan	President, Chief Executive Officer and Director (Principal Executive Officer)	May 28, 2009

/s/ Diane L. Walker Diane L. Walker	Executive Vice President, Treasurer and Chief Financial Officer (Principal Financial and Principal Accounting Officer)	May 28, 2009

/s/ Thomas J. Burke Thomas J. Burke	Chairman of the Board Director	May 28, 2009

/s/ John P. Bachini, Jr. John P. Bachini, Jr.	Director	May 28, 2009

/s/ Kathleen Boshar Reynolds Kathleen Boshar Reynolds	Director	May 28, 2009

/s/ Malcolm W. Brawn Malcolm W. Brawn	Director	May 28, 2009

Signature	Title	Date

/s/ Richard Hart Harrington Richard Hart Harrington	Director	May 28, 2009

/s/ Robert F. Hatem Robert F. Hatem	Director	May 28, 2009

/s/ Marsha A. McDonough Marsha A. McDonough	Director	May 28, 2009

/s/ Fred P. Shaheen Fred P. Shaheen	Director	May 28, 2009

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

(4.1)	Specimen certificate of shares of common stock of the Company (Filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed July 2, 2001, (File Number 000-32955) and incorporated herein by reference)
(4.2)	Renewed Rights Agreement dated as of November 17, 2005, between LSB Corporation and Computershare Trust Company, N.A., as Rights Agent (Filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed January 31, 2006, and incorporated herein by reference)
(5.1)	Opinion of Nutter McClennen & Fish LLP*
(23.1)	Consent of Wolf & Company, P.C.*
(23.2)	Consent of Nutter McClennen & Fish LLP (included in Exhibit 5.1)*
(24.1)	Power of Attorney (contained on signature page)*

*	Filed herewith.